SAKS COMMENCES EXCHANGE OFFER FOR
7-1/4% AND 7% NOTES DUE 2004
Contact:	Scott Honnold (205)940-4708 www.saksincorporated.com

Birmingham, Alabama (August 30, 2001)--Retailer Saks Incorporated (NYSE: SKS) (the "Company" or "Saks") today announced that it intends to make an exchange offer relating to the $450,040,000 outstanding principal balance of its 7-1/4% and 7% Notes due 2004. In the exchange offer, Saks is offering to exchange $500 in cash (including a $10 consent payment) and $500 in principal amount of 9-7/8% Notes due 2011 for each $1,000 principal amount of each series of the 2004 notes.

In conjunction with the exchange offer, Saks is also soliciting consents to a proposed amendment to the indentures governing the 2004 notes. Each holder of 2004 notes that gives a valid consent on or prior to the consent payment deadline will receive the $10 consent payment for each $1,000 principal amount of 2004 notes with respect to which a consent is given. Holders that tender their 2004 notes will be required to consent to the proposed amendment.

The exchange offer will be subject to customary conditions including the receipt of more than 90% in aggregate principal amount of the 2004 notes and a majority in aggregate principal amount of each series of 2004 notes.

The new notes offered in the exchange offer will not be registered under the Securities Act of 1933, as amended, and will only be offered in the U.S. to qualified institutional buyers in a private transaction, and outside the U.S. to persons other than U.S. persons in offshore transactions.

Saks Incorporated operates its Saks Department Store Group (SDSG) with 40 Parisian specialty department stores and 203 traditional department stores under the names of Proffitt's, McRae's, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store. The Company also operates Saks Fifth Avenue Enterprises (SFAE), which consists of 61 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and Saks Direct.

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